Skins Inc.
1115 Broadway- 12th Floor
New York, NY 10010

July 30, 2008

Re:  Share Issuance for Finder’s Fee for CFO

Dear Alicia Johnson,

In accordance with our discussions, Skins Inc. (the “Company”) is pleased to confirm our agreement with you regarding the aforementioned subject.

You have been engaged to search for a Chief Financial Officer for Skins Inc.

Skins Inc. has hired a CFO candidate, Michael Solomon, through your services. If during a six (6) month probation period, starting on June 16, 2008, we terminate the employee for Cause or the employee voluntarily leaves the employment of Skins Inc. for any reason, you will use your best efforts to locate the Company a suitable replacement candidate during the remaining portion of the six month period.

You have agreed to be compensated solely through shares of Skins Inc. as follows:

a. 200,000 shares of Skins Inc. Common Stock to be issued upon the date of this letter agreement.

b. The 200,000 shares can only be transferred or sold after the expiration of the six-month probation period commencing on June 16, 2008. You understand that the transferability of the shares will also be subject to various securities laws and regulations. If during the six-month probation period, you fail to present suitable replacement candidates the shares issued to me are subject to forfeiture. For purposes of this agreement, “failure to present suitable replacement candidates shall mean arranging for interviews with no less than three (3) candidates for the CFO position where such candidates have experience and credentials similar to that of Michael Solomon.

c. The shares will only be issued to you if such issuance is exempt under federal and state securities laws. You agree that you can sign and attest to the accredited investor representations attached hereto as Exhibit A.

Miscellaneous Provisions:

It is expressly understood and agreed by the parties that this Agreement and all of its terms shall be binding upon the parties’ respective representatives, executors, administrators, successors and assigns.

Alicia Johnson
July 30, 2008

This Agreement, in all respects, shall be interpreted, enforced and governed by and under the laws of the State of New York.

This Agreement constitutes a single, integrated, written contract, expressing the entire agreement between the parties. In this regard, the parties represent and warrant that they are not relying on any promises or representations which do not appear written herein. The parties further understand and agree that this Agreement can be amended or modified only by a written agreement, signed by all of the parties hereto.

This Agreement may be executed in one or more counterparts, which may be in the form of a facsimile. Each signed counterpart shall be enforceable as against any party who signed it, and all shall constitute but one and the same instrument.

[SIGNATURE PAGE TO FOLLOW]

Alicia Johnson
July 30, 2008

Very truly yours,

Skins Inc.

/s/ Mark Klein Mark Klein Chief Executive Officer

I have read and accept the above terms of this letter:

/s/ Alicia Johnson Signature of Alicia Johnson